Exhibit 99.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2014, relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Report to Shareholders of Virtus Insight Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Non-Public Portfolio Holdings Information”, "Independent Registered Public Accounting Firm", "Financial Statements" and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 12, 2014